Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces

Fourth Quarter 2012 Financial Results and New Share Repurchase Plan

NASSAU, THE BAHAMAS, February 27, 2013 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the fourth quarter and year ended December 31, 2012.

Steiner Leisure's revenues for the fourth quarter ended December 31, 2012 increased 13.6% to $211.1 million from $185.9 million during the comparable quarter in 2011. Net income for the fourth quarter of 2012 was $11.8 million compared with $12.3 million for the same quarter in 2011.

Earnings per share for the fourth quarter ended December 31, 2012 and 2011 was $0.81 per share. The earnings per share data are presented on a diluted basis.

Revenues for the year ended December 31, 2012 increased 15.7% to $811.5 million from $701.6 million in 2011. Net income for the year ended December 31, 2012 was $53.1 million compared with $50.9 million in 2011.

Earnings per share for the year ended December 31, 2012 was $3.53 per share, compared with $3.35 per share in 2011. The above earnings per share data are presented on a diluted basis.

New Share Repurchase Plan

Steiner Leisure also today announced the approval by its Board of Directors of a new share repurchase plan under which up to $100,000,000 of Steiner Leisure common shares can be purchased.  In connection with this new repurchase authorization, the repurchase plan approved by the Board in February 2008 was terminated.  A total of approximately $7.2 million remained available for share repurchases under that plan at the time it was terminated.

Under the new share repurchase plan, Steiner Leisure may purchase shares from time to time, at prevailing prices in open market, and possibly other, transactions, subject to market conditions and compliance with certain financial parameters.  The amounts to be repurchased shall not exceed the limitations on share repurchases set forth in the Company's credit facility. We cannot provide assurance as to the exact number of shares that will be repurchased under the plan.

About Steiner Leisure

Steiner Leisure Limited is a worldwide provider and innovator in the fields of beauty, wellness and education. We are dedicated to maintaining the highest quality standards and continually evolving to include and anticipate new developments within our industry. We aim to maintain and expand our existing diverse portfolio of services, products and brands, as well as to seek out new opportunities to complement our business.

Our services include traditional and alternative massage, body and skin treatment options, fitness, acupuncture, herbal medicine, medi-spa treatments and laser hair removal. We are committed to providing our customers with a wide-ranging assortment of beauty products, including premium quality options developed by us under our own brands, as well as those purchased from third parties.

Our distribution channels include our shipboard and land-based spas and salons, destination spas, health clubs, department stores and third party retail outlets and distributors. We also sell our products on certain British Airways flights, on QVC, by catalog, and online through our websites, including www.timetospa.com and www.blissworld.com.

Our post secondary schools offer programs in massage therapy and skin care, among others, and, along with our recruiting and training operations, prepare spa professionals for careers in the health and wellness industry, including within the Steiner family of companies.

Our cruise line operations are conducted in spas onboard 156 ships, including Azamara Club Cruises, Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Cunard Cruise Line, Holland America Line, Norwegian Cruise Line, P&O Cruises, Princess Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Silversea Cruises, Thomson Cruises and Windstar Cruises.

Our land-based spa operations are carried out under our Elemis®, Mandara®, Chavana®, Bliss® and Remède® brands and take place in 69 locations, including resort spas, urban hotel spas and day spas. In addition, a total of 28 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the company. Our land-based customers include Caesar's Entertainment, Hilton Hotels, InterContinental Hotels and Resorts, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Planet Hollywood, Sofitel Luxury Hotels, St. Regis Hotels, W Hotels and Resorts and Westin Hotels and Resorts.

Our Ideal Image customized laser hair removal services are provided by highly trained, experienced practitioners through a nationwide network of 97 treatment centers (17 of which are operated by franchisees) across 29 states.

We develop and sell a variety of high quality beauty products under our Elemis, La Thérapie™, Bliss, Remède, Laboratoire Remède® and Jou® brands.

Our schools operations consist of 12 post secondary schools (comprised of a total of 31 campuses) located in Phoenix, Scottsdale, Tempe and Tucson, Arizona; Westminster and Aurora, Colorado; Groton, Newington and Westport, Connecticut; Miami, Orlando, Pompano Beach, Sarasota and Tampa/St. Pete, Florida; Chicago, Crystal Lake and Woodridge, Illinois; Baltimore, Maryland; Boston, Massachusetts; Las Vegas, Nevada; Hoboken and Wall, New Jersey; King of Prussia and York, Pennsylvania; Dallas and Houston, Texas; Salt Lake City and Lindon, Utah; Charlottesville, Virginia; and Federal Way and Seattle, Washington.  Offering programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the industry, including our own operations.

As part of our employee recruitment operations for our shipboard spas, we provide education to our shipboard employees through our rigorous training programs, at our primary training facilities near London, England or one of our satellite training centers in South Africa and the Philippines. These employees are sourced primarily from the British Isles, Australia, South Africa, Southeast Asia, Canada, the Caribbean and continental Europe.

Conference Call

The Company will be holding a conference call at 11:00 am (EST) on Thursday, February 28, 2013. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". The call is available for replay from Thursday, February 28th (approximately 3 hours after the call takes place) through Thursday, March 7, 2013 at approximately 5:00 pm (EST). You may reach it by dialing (203) 369-3299 for both domestic and international calls. The password is "33146".

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Services	$143,660	$125,757	$570,569	$470,756
Products	67,419	60,128	240,912	230,876
Total revenues	211,079	185,885	811,481	701,632

Cost of Sales:
Cost of services	118,271	101,411	463,634	382,341
Cost of products	45,490	41,878	167,971	160,754
Total cost of sales	163,761	143,289	631,605	543,095
Gross profit	47,318	42,596	179,876	158,537

Operating Expenses:
Administrative	13,176	13,176	48,485	41,776
Salary and payroll taxes	18,898	14,443	65,619	57,048
Total operating expenses	32,074	27,619	114,104	98,824
Income from operations	15,244	14,977	65,772	59,713

Other Income (Expense):
Interest expense	(1,534)	(1,138)	(6,152)	(2,716)
Other income	347	405	823	682
Total other income (expense)	(1,187)	(733)	(5,329)	(2,034)

Income before provision for income taxes	14,057	14,244	60,443	57,679

Provision for income taxes	2,222	1,934	7,341	6,744

Net income	$11,835	$12,310	$53,102	$50,935

Income per share:
Basic	$0.81	$0.82	$3.57	$3.39
Diluted	$0.81	$0.81	$3.53	$3.35

Weighted average shares outstanding:
Basic	14,571	15,103	14,878	15,013
Diluted	14,662	15,237	15,052	15,217

STATISTICS

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Average number of ships served[1]:	152	149	152	150
Spa	113	115	112	114
Non-Spa	39	34	40	36

Average total number of staff on ships served:	2,656	2,665	2,654	2,608
Spa	2,302	2,386	2,281	2,324
Non-Spa	354	279	373	284

Revenue per staff per day[2]:	$406	$392	$417	$416
Spa	$426	$406	$438	$431
Non-Spa	$277	$276	$284	$294

Average weekly revenues:	$49,886	$49,194	$50,821	$50,562
Spa	$60,789	$59,106	$62,471	$61,287
Non-Spa	$17,886	$15,800	$18,384	$16,350

Average number of land-based spas operated[3]	68	68	69	68

Average weekly land-based spas revenues	$28,821	$28,565	$29,175	$29,395

Total schools revenues	$18,751,000	$17,976,000	$78,365,000	$67,526,000

Total wholesale and retail product revenues	$40,067,000	$34,034,000	$129,890,000	$122,285,000

Average number of Ideal Image locations[3,4]	78	58	68	58

Average weekly Ideal Image revenues[4]	$26,577	$23,335	$26,145	$23,335

Ideal Image revenues	$27,194,000	$12,104,000	$93,591,000	$12,104,000

Ideal Image cash revenues[5]	$36,637,000	$23,736,000	$128,587,000	$84,392,000

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the year varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based spas and Ideal Image locations operated reflects the fact that during the period spas and centers were opened or closed and, accordingly, the number of spas and centers served during the period varied.

4 Excludes 17 centers which are operated by franchisees.

5 This represents revenues on a cash basis for the entire period. We did not own Ideal Image until November 2011.